Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Appoints Nick Miaritis to Board of Directors

MARYSVILLE, Ohio, January 31, 2025 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that Nick Miaritis has been named to its Board of Directors.

Miaritis is chief client officer at VaynerMedia, a global creative and media agency, where he leads brand partnerships, accelerates growth opportunities and develops new capabilities. With a passion for crafting culturally relevant content for Fortune 500 brands, he infuses every project with his unique creative vision and strategic edge. Since joining VaynerMedia, he has created leading campaigns, such as Duracell’s “I Buy My Own Batteries” and Planters “Death of Mr. Peanut.”

“Nick has an impressive record of transforming brands and integrating technology, media, creative, strategy, analytics and many other aspects of marketing to drive powerful outcomes,” said Jim Hagedorn, chairman and CEO of ScottsMiracle-Gro. “He has deep experience in engaging consumers on traditional and emerging platforms. He will be an important resource at a transformative time in our Company, as we further evolve and invest in our consumer marketing powerhouse to gain competitive advantages that exceed what we have today.”

Miaritis, a graduate of Georgetown University, is co-founder of the trivia app, FleetWit, and is an advisor to the payments platform Prizeout. He fills the Board seat previously held by Tom Kelly, who retired January 31, 2025, after nearly 20 years as a Board member. Kelly most recently chaired the innovation committee, where he helped guide product strategy and development.

“We are grateful for Tom’s commitment and valuable contributions as a strategic visionary,” Hagedorn said. “We thank him for his years of service and wish him the best as he moves to this next stage of his life.”

The appointment of Miaritis reflects the Board’s focus on adding expanded skills and experiences for fresh perspectives and viewpoints. He is the fifth appointment to the Board since 2022, joining fellow Board members Robert Candelino, Mark Kingdon, Brian Sandoval and Edith Avilés.

About ScottsMiracle-Gro

With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Brad Chelton
Vice President, Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864